UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 17, 2006
WEBSIDESTORY, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-31613 (Commission File Number)	33-0072173 (IRS Employer Identification No.)

10182 Telesis Court, 6th Floor, San Diego, California (Address of Principal Executive Offices)	92121 (Zip Code)
Registrant’s telephone number, including area code: (858) 546-0040
Not Applicable
(Former Name or Former Address, if Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
SIGNATURES

     This Current Report on Form 8-K is filed by WebSideStory, Inc., a Delaware corporation (the “Company”), in connection with the matters described herein.

Item 1.01.	Entry into a Material Definitive Agreement.
     (a) 2006 Employment Commencement Equity Incentive Award Plan. On May 17, 2006, the Company’s board of directors (the “Board”) approved the WebSideStory, Inc. 2006 Employment Commencement Equity Incentive Award Plan (the “2006 Plan”). An aggregate of up to 500,000 shares of common stock may be issued pursuant to awards under the 2006 Plan. No options or other awards will be granted under the 2006 Plan until 15 days after the Company files a Notification Form: Listing of Additional Shares with the Nasdaq Stock Market with respect to the shares that may be issued upon exercise of awards granted under the 2006 Plan.
     The 2006 Plan provides the Company with the ability to grant specified types of equity awards including non-qualified stock options, restricted stock, stock appreciation rights, dividend equivalents, restricted stock units and stock payment awards. Company employees that are otherwise eligible to receive grants under the 2006 Plan may receive all types of awards approved under the 2006 Plan. A majority of the independent members of the Company’s board of directors or the compensation committee of the board of directors will determine which employees will receive awards under the 2006 Plan and the terms and conditions of such awards, within certain limitations set forth in the 2006 Plan. The awards granted pursuant to the 2006 Plan are intended to be inducement awards pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv). The 2006 Plan is not subject to the approval of the Company’s stockholders.
     Only an employee who has not previously been an employee or director of the Company or a subsidiary, or following a bona fide period of non-employment by the Company or a subsidiary, is eligible to participate in the 2006 Plan and only if he or she is granted an award in connection with his or her commencement of employment with the Company or a subsidiary and such grant is an inducement material to his or her entering into employment with the Company or a subsidiary.
     The board of directors or a committee thereof will administer the 2006 Plan. Awards may be granted under the 2006 Plan only upon the approval of a majority of the board’s independent directors or upon the approval of the compensation committee of the board of directors comprised of a majority of independent directors. Each award granted under the 2006 Plan will be in such form and will contain such terms and conditions as a majority of the board’s independent directors or the compensation committee of the board of directors deem appropriate. The provisions of separate awards need not be identical. As of the effective date of the plan, the 2006 Plan will be administered by the compensation committee.
     The 2006 Plan includes change in control provisions, which may result in the accelerated vesting of outstanding awards. In the event of a change of control where the acquiror does not assume or replace awards granted under the 2006 Plan, awards issued under the 2006 Plan will be subject to accelerated vesting such that 100% of each such award will become vested and exercisable or payable, as applicable.
     (b) Adoption of Criteria for Bonuses Payable to Executive Officers for Fiscal 2006. On May 17, 2006, the Compensation Committee (the “Committee”) approved the Company’s 2006 bonus plan (the “2006 Bonus Plan”). The Company’s executive officers are generally eligible to receive bonuses pursuant to the 2006 Bonus Plan if certain corporate performance goals are achieved during fiscal 2006. A bonus pool for the Company’s executive officers will be established under the 2006 Bonus Plan based on the achievement of these performance goals. The

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size of the bonus pool and the bonus payments to eligible executives will be based on the Committee’s evaluation of the Company’s achievement of the corporate performance goals for 2006 established by the Committee, which include the achievement of performance targets with respect to the Company’s revenue and pro forma earnings per share.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On May 17, 2006, the Board appointed Douglas Lindroth to the Board, increasing the Board to eight members. Mr. Lindroth will serve as a Class I director of the Company until the 2008 annual meeting of stockholders. Mr. Lindroth will also serve on the Audit Committee of the Board, replacing Kurt R. Jaggers. This appointment by the Board was based on the recommendation of its nominating/corporate governance committee.
     In connection with Mr. Lindroth’s appointment to the Board, he was granted options to purchase 35,000 shares of the Company’s common stock under the Company’s 2004 equity incentive award plan pursuant to the Company’s Non-Employee Director Compensation Policy. The stock options were granted pursuant to the form of stock option agreement previously filed by the Company as an exhibit to the Company’s registration statement on Form S-8 (Registration No. 333-119350) filed with the Securities and Exchange Commission on September 28, 2004, and incorporated herein by reference.
     The Company also plans to enter into an indemnification agreement with Mr. Lindroth in the same form as the indemnification agreements the Company has entered into with other members of the Board.
     The Company is not aware of any other transaction that would require disclosure under Item 404(a) of Regulation S-K with respect to Mr. Lindroth.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEBSIDESTORY, INC.

Date: May 23, 2006	By:	/s/ Andrew S. Greenhalgh

Andrew S. Greenhalgh
Vice President and General Counsel

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